EXHIBIT 99.77I

Eagle Point Credit Company Inc.

Item 77I – Terms of New or Amended Securities

In May 2015, Eagle Point Credit Company Inc. (the “Registrant”) issued 7.75% Series A Term Preferred Stock due 2022 (“Series A Term Preferred Stock”).  A description of the terms of the Series A Term Preferred is included under the heading “Description of the Series A Term Preferred Stock” in the Registrant’s prospectus dated May 13, 2015 and filed with the Securities and Exchange Commission on May 15, 2015 (SEC Accession No. 0001144204-15-031336), which description is incorporated by reference herein.